EXHIBIT 99.1

NEWS RELEASE

RANGE PROVED RESERVES INCREASE 26% TO 8.2 TCFE

FORT WORTH, TEXAS, FEBRUARY 4, 2014…RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its proved reserves as of December 31, 2013 increased 26% to a record high of 8.2 Tcfe.

Proved Reserves Highlights –

•	Range replaced 612% of production in 2013 from drilling

•	Finding and development costs from all sources are expected to average $0.61 per mcfe

•	Drill bit development costs are expected to average $0.57 per mcfe

•	Proved developed producing reserves increased 1,082 Bcfe, or 38% year-over-year

•	Proved undeveloped reserves at year-end 2013 were 49% as compared to 47% at year-end 2012

•	Year-end 2013 proved reserves by volume were 69% natural gas, 27% natural gas liquids and 4% crude oil and condensate.

•	Range has moved 6.4 Tcfe of reserves from resource potential to proved reserves in the last four years

•	Pre-tax present value of the Company’s proved reserves was $7.9 billion for year-end 2013, almost double the prior year

Range replaced 612% of production in 2013 from drilling (including proved performance revisions). Finding and development costs from all sources, (including acreage and price and performance revisions) are expected to average $0.61 per mcfe ($0.63/mcfe excluding price revision), based on preliminary unaudited results for 2013. Drill bit development costs are expected to average $0.57 per mcfe. The Company’s estimate of drilling and development costs incurred during 2013 including acreage, exploration and seismic expenses is approximately $1.3 billion which is subject to year-end audit. Included in the $1.3 billion capital spending for 2013 is approximately $138 million for acreage.

For 2013, Range added 1,733 Bcfe of proved reserves through the drill bit, driven by the Company’s Marcellus development. This extensions, discoveries, and additions amount excludes 630 Bcfe of reserves associated with improved recovery on previously booked undrilled locations as a result of drilling longer laterals and increasing the number of frac stages in the Marcellus which remain in the development plan. The improved recovery estimate is included in the “revision” category and represents the incremental increase in recovery including any previous proved undeveloped (“PUD”) locations which may have been absorbed due to the drilling of longer laterals. On average, the lateral lengths for these proved undeveloped locations are approximately 4,410 feet in the 2013 report compared to the 3,508 foot laterals used in the 2012 report. The number of frac stages planned for proved undeveloped locations in the 2013 report is 22 while the total number of frac stages used in the 2012 report was 12 frac stages. If the improved recovery resulting from the drilling of longer laterals and the increased number of frac stages in the Marcellus were included in the “addition” category since additional capital will be required to capture those incremental reserves than what was previously estimated, the reserve extensions, discoveries and additions would be 2,363 Bcfe and the resultant drill bit development costs would be $0.50 per mcfe.

Overall performance revisions for 2013 were 367 Bcfe. To provide more clarity on the 2013 performance revisions, this estimate is comprised of three components. First, as mentioned above, the improved recovery component has a positive revision of 630 Bcfe. Second, as a result of our continued success in the Marcellus drilling longer laterals and increasing the number of frac stages, the development plan has been re-optimized which resulted in some wells not being drilled within five years from their booking date. As such, the Company removed 374 Bcfe of proved reserves in its year-end reserve evaluation. However, the reduced numbers of new optimized wells have higher EURs with higher costs than the previous wells. The Company expects the reserves associated with this proved undeveloped removal to be added back in future years as development continues. Third, the proved developed producing reserves (“PDP”) increased by 111 Bcfe due primarily to the continued improvement in the well performance of existing Marcellus producing wells. The net adjusted price increase after differentials in 2013 as compared to 2012 resulted in an upward revision in proved reserves of 81 Bcfe. Average natural gas prices, adjusted for energy content, quality and basis differentials, increased 36% in 2013 as compared to 2012 while adjusted NGL prices decreased 20% and adjusted crude oil and condensate prices essentially remained the same. During the year, the Company sold 142 Bcfe of proved reserves primarily associated with the New Mexico divestiture. No reserves were added through proved property purchases during 2013. Production for 2013 totaled 343 Bcfe.

Year-end 2013 proved reserves by volume were 69% natural gas, 27% natural gas liquids and 4% crude oil and condensate. Crude oil, condensate and NGL reserve volumes increased 48%, while natural gas reserve volumes increased 18%. Importantly, proved developed producing reserves increased 1,082 Bcfe, or 38% year-over-year and now represents 48% of

Range’s total reserves at year end 2013 as compared to 44% at year end 2012. The increase in the producing reserve percentage is associated with improved well performance in the Marcellus as well as the commencement of ethane sales in the Marcellus. The percentage of reserves in the proved undeveloped category at year-end 2013 was 49% as compared to 47% at year-end 2012. With our large Marcellus acreage position, Range recorded, on average, a modest 0.8 offset Marcellus drilling locations as proved undeveloped reserves for each of its proved developed wells in the play at year-end 2013. As of year-end 2013, Range has not assigned any proved undeveloped reserves associated with its prospective Utica/Point Pleasant locations, Upper Devonian locations or potential tighter spacing in the Marcellus.

At year-end 2013, the Company added 61.5 Mmbbl (369 Bcfe) of incremental ethane reserves as NGL proved reserves in the Marcellus Shale associated predominantly with the NOVA contract which commenced sales in 2013. Any incremental Marcellus ethane volumes above those assigned in this year-end report continue to be included as natural gas reserves until additional ethane contracts commence.

The Securities and Exchange Commission (“SEC”) rules require that proved reserve calculations be based on the simple average of the closing prices for the first day of each month in 2013. For the year-end 2013 reserve evaluation, the benchmark prices were $3.67 per Mmbtu for natural gas and $97.33 per barrel for crude oil (Cushing). Comparative prices for year-end 2012 were $2.76 per Mmbtu for natural gas and $95.05 per barrel for crude oil (Cushing). Based on these prices adjusted for energy content, quality and basis differentials ($3.75 per Mmbtu, $25.93 per barrel of natural gas liquids and $86.66 per barrel of crude oil, respectively), the pre-tax discounted (10%) present value (“PV10”) of the Company’s proved reserves was $7.9 billion for year-end 2013 compared to $4.0 billion at year-end 2012. The Company’s PV10 value of its proved reserves includes estimated future development costs to develop the proved undeveloped reserves of $3.9 billion. Using the 10-year future strip benchmark prices as of December 31, 2013, the Company’s PV10 value would have been $8.8 billion. The 10-year future strip benchmark prices were $4.33 per Mmbtu and $81.13 per barrel of crude oil. The comparative prior year PV10 value using 10-year future strip benchmark prices as of December 31, 2012 of $4.84 per Mmbtu and $87.90 per barrel of crude oil was $8.2 billion.

SUMMARY OF CHANGES IN PROVED RESERVES

(in Bcfe)

Balance at December 31, 2012	6,506
Extensions, discoveries and additions	1,733
Purchases	—
Performance revisions:
PUD improved recovery	630
PUD removal	(374)
PDP field performance	111

Total Performance revisions	367
Price revisions	81
Asset sales	(142)
Production	(343)

Balance at December 31, 2013	8,202

Commenting on Range’s 2013 proved reserves, Jeff Ventura, Range’s President and CEO, said, “Our 26% increase in proved reserves, 612% drill bit replacement and preliminary $0.61 per mcfe all-in finding cost are outstanding results. Importantly, in 2013 we achieved per share, debt-adjusted growth in production and reserves of 23% and 25%, respectively. This is our seventh consecutive year to have double-digit growth in these two key metrics. These results reflect our large inventory of low cost, high return projects. We plan on continuing to focus capital on our high rate of return projects in our largely de-risked acreage position in the Marcellus Shale in 2014. Range has moved 6.4 Tcfe of resource potential into our proved reserves over the last four years which demonstrates the size and scale of the growth embedded within our portfolio. Over the last three years, Range has grown its reserves at a 23% annual compounded growth rate while production has grown at a 24% annual compounded growth rate. With our existing acreage portfolio, Range is very well positioned to continue to achieve double-digit reserve and production growth per share, debt adjusted, at low cost in the future.”

Disclosure Statements:

The information in this release is unaudited and subject to revision. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2013 currently planned to be filed with Securities and Exchange Commission by the end of February 2014.

Range has disclosed two primary metrics in this release to measure our ability to establish a long-term trend of adding reserves at a reasonable cost—a reserve replacement ratio and finding and development cost per unit. The reserve replacement ratio is an indicator of our ability to replace annual production volumes and grow our reserves. It is important to economically find and develop new reserves that will offset produced volumes and provide for future production given the inherent decline of hydrocarbon reserves as they are produced. We believe the ability to develop a competitive advantage over other natural gas and oil companies is dependent on adding reserves in our core areas at lower costs than our competition. The reserve replacement ratio is calculated by dividing production for the year into the total of proved extensions, discoveries and additions and proved reserves added by performance as shown in the table.

Finding and development cost per unit is a non-GAAP metric used in the exploration and production industry by companies, investors and analysts. The calculations presented by the Company are based on estimated and unaudited costs incurred excluding asset retirement obligations and divided by proved reserve additions (extensions, discoveries and additions shown in the table) adjusted for the changes in proved reserves for acreage, acquisitions, performance revisions and/or price revisions as stated in each instance in the release. Drill bit development cost per mcfe is based on estimated and unaudited drilling, development and exploration costs incurred divided by the total of reserve additions and performance revisions. These calculations do not include the future development costs required for the development of proved undeveloped reserves.

The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. As an annual measure, the reserve replacement ratio can be limited because it may vary widely based on the extent and timing of new discoveries and the varying effects of changes in prices and well performance. In addition, since the reserve replacement ratio and finding and development cost per unit do not consider the cost or timing of future production of new reserves, such measures may not be an adequate measure of value creation. These reserves metrics may not be comparable to similarly titled measurements used by other companies.

Year-end pre-tax discounted present value may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of pre-tax discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We further believe investors and creditors use pre-tax discounted present value as a basis for comparison of the relative size and value of our reserves as compared with other companies. Range’s pre-tax discounted present value as of December 31, 2013 may be reconciled to its standardized measure of discounted future net cash flows as of December 31, 2013 by reducing Range’s pre-tax discounted present value by the discounted future income taxes associated with such reserves. This reconciliation will be included in the Company’s Form 10-K.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading independent oil and natural gas producer with operations focused in Appalachia and the southwest region of the United States. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com and www.myrangeresources.com.

All statements, except for statements of historical fact, made in this release, including those relating to finding and development costs in 2013 that are still subject to audit, expected timing and volumes of ethane reserves recognized as proved reserves, expected future growth of production and reserves per share, de-risked acreage, future additions of proved undeveloped reserves, expected size and scale, embedded growth, expected rates of return and future expectation of low costs are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of actually being realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven resource potential has not been fully risked by Range’s management. “EUR,” or estimated ultimate recovery, refers to our management’s estimates of hydrocarbon quantities that may be recovered from a well completed as a producer in the area. These quantities may not necessarily constitute or represent reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or the SEC’s oil and natural gas disclosure rules. Actual quantities that may be recovered from Range’s interests could differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2014-2

SOURCE: Range Resources Corporation

Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

David Amend, Investor Relations Manager

817-869-4266

Laith Sando, Research Manager

817-869-4267

Michael Freeman, Financial Analyst

817-869-4264

or

Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

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